Exhibit 5.1

NEW YORK WASHINGTON, D.C. ALBANY BOSTON CHICAGO HARTFORD HOUSTON JACKSONVILLE LOS ANGELES SAN FRANCISCO	125 WEST 55TH STREET NEY YORK, NY 10019-5389 (212) 424-8000 FACSIMILE: (212) 424-8500	LONDON A MULTINATIONAL PARTNERSHIP PARIS BRUSSELS JOHANNESBURG (PTY) LTD. MOSCOW RIYADH AFFILIATED OFFICE ALMATY BEIJING

May 18, 2007

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Re:	Nationwide Financial Services, Inc. (the “Company”)
6.75% Fixed-to-Floating Rate Junior Subordinated Notes

Ladies and Gentlemen:

We have acted as your special counsel in connection with the several sales to the Underwriters by the Company of an aggregate of $400,000,000 principal amount of the Company’s 6.75% Fixed-to-Floating Rate Junior Subordinated Notes (the “Notes”) pursuant to the terms of the Underwriting Agreement, dated May 14, 2007 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as the Representative of the several Underwriters. The Notes will be issued pursuant to the Junior Subordinated Debt Indenture, dated as of May 18, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 18, 2007, between the Company and Wilmington Trust Company, as trustee (the “Trustee”), (the “First Supplemental Indenture”). All terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In connection therewith, we have examined (a) the Registration Statement on Form S-3 (File No. 333-132910), as amended by the Post-Effective Amendment No. 1 to the Registration Statement, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Notes and other securities, as it became effective under the Act on May 14, 2007 (such Registration Statement, including the information deemed to be a part of the registration statement pursuant to Rule 430B under the Act, being hereinafter referred to as the “Registration Statement”); (b) the prospectus, dated May 14, 2007 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement; (c) the preliminary prospectus supplement, dated May 14, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the

May 18, 2007

“Prospectus”) relating to the offering of the Notes, in the form filed by the Company with the Commission on May 16, 2007, pursuant to Rule 424(b) under the Act; (d) the free writing prospectus dated May 14, 2007, relating to the Notes in the form filed with the Commission on May 14, 2007 pursuant to Rule 433 under the Act (the “Free Writing Prospectus”), (e) an executed copy of the Underwriting Agreement, (f) an executed copy of the Base Indenture and (g) the form of the First Supplemental Indenture, including the Form of Note. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and other representatives of the Company and of public officials.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

The Notes have been duly authorized and (assuming their due authentication by the Trustee) when they have been duly executed, issued and delivered in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinion expressed herein is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

May 18, 2007

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 18, 2007, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Experts” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP